Consent of Independent Registered Public Accounting Firm

IMA Tech

30 N Gould St. STE N

Sheridan, WY 82801

We hereby consent to the use in the prospectus constituting a part of this registration statement of our report dated July 17, 2023 relating to the financial statements of IMA Tech, which is contained in that prospectus.

We also consent to the reference to us under the caption “experts” in the prospectus.

/s/ Mac Accounting Group & CPAs, LLP

Midvale, Utah

October 5, 2023